Exhibit 99.1

10201 Wayzata Blvd, Suite 250 Minneapolis, MN 55305 P: 763.226.2701 F: 763.226.2725 TF: 866.794.5424
June 4, 2010
To All Unit Holders of Advanced BioEnergy, LLC
Dear Unit Holder,
I am pleased to report that we have successfully completed our private placement and are on the verge of completing a restructuring of our South Dakota debt that will enable us to retain all of our ownership in our South Dakota plants with a greatly reduced debt level. Your board believes that completing the restructuring will significantly enhance the value of the company for all of our unit holders and this is our highest priority.
Recent Miscommunications about Advanced BioEnergy
In the midst of this exciting news, I was very surprised to receive from one of our vendors a copy of a letter apparently widely circulated by E Energy Adams (E Energy) that, for reasons entirely unknown and unclear to us, was critical of Advanced BioEnergy. I only mention this because many of you may have received a copy of this letter as well. We have received a letter today from E Energy that acknowledges that the information contained in their letter was inaccurate and misleading and apologizes for disseminating this information. We appreciate E Energy’s acknowledging this miscommunication.
We also have reason to believe that misinformation is being circulated to both ABE unit holders and others within the industry by a disgruntled former employee of ABE. We ask that you consider the source of information that is being circulated about the company, and that you look to the Company’s SEC filings, our reports to unit holders, as well as the various meetings that we will be setting up in the near future for the express purposes of addressing any concerns or questions regarding ABE.
We plan to distribute an update on our company to each of you within the coming weeks and will also be scheduling meetings (both online and in person at locations near you) in the near future, for purposes of providing you with a full update on the status of our company and in which we will specifically address any questions you have. Make no mistake, however, that we will not allow these matters to distract us from the important work we have at hand or to deter us from realizing what we see as extraordinary long term value growth ahead. We want to also take this opportunity to give you a brief update on what is happening at our company.
Fairmont, Nebraska  •  Aberdeen, South Dakota  •  Huron, South Dakota

Letter to Unit Holders
June 4, 2010

The Facts
While the facts are complicated, the story is simple. In October 2008 for reasons that I won’t detail here, but which we’ve gone into in great detail in our public filings and at our recent annual meeting, this company was unfortunately on the verge of losing everything. We were in default under our South Dakota loans and in default on our obligations to PJC Capital. These obligations were secured by all of the company’s plants in both South Dakota as well as Nebraska. After an exhaustive process, your board determined that a management change was necessary. Since then, we have focused on running our ethanol plants and avoiding spending any time, money or efforts on matters not directly focused on our core operations.
We believe our strategy paid off. Thanks to the hard work of our employees and our customers and suppliers, the company has experienced growth and profitability at a time when many other companies in our industry faltered. We’ve been able to pay off the PJC Capital note, are poised to restructure our South Dakota financing arrangements in a way that will put the company on solid footing with a real basis for success, and have had record financial results, with the company’s operating entities being cash flow positive for the past 19 months leading to a dramatic improvement in liquidity in all aspects of our business.
The capital we’ve been able to raise from Hawkeye Energy Holdings was critical to our ability to pay off debt obligations that were in default and are critical to the restructuring of our debt at South Dakota. Without Hawkeye’s investments, we simply would not have the opportunity we have today and all unit holders will benefit from this. These investments were approved unanimously by your independent directors, in each case after working with the company’s financial advisors and in conjunction with private placements in which all of the company’s accredited investors were invited to participate.
The Future
With the restructuring completed, we will be well-positioned to generate value for all of our unit holders as we pay off debt of the company. Of course, there are risks associated with the ethanol industry, but if the ethanol industry is viable the company should be well positioned. Our plants are performing at consistently record levels, the Fairmont plant has an attractive financing package and the restructured debt for our South Dakota plants will be arguably more favorable than our Fairmont debt. We are very excited about where the company is today,
Fairmont, Nebraska  •  Aberdeen, South Dakota  •  Huron, South Dakota

Letter to Unit Holders
June 4, 2010

particularly when we view it from the perspective of where we were in October 2008. This has not been easy, but it is very satisfying and your board and management team remain committed to making certain that all investors will have the opportunity to benefit from this hard work.
Thank you for your investment and continued support, and look for further communication from us in the near future. In the meanwhile, please don’t hesitate to contact me directly if you have any further questions or concerns regarding the matters raised in this letter, either by e-mail at rpeterson@advancedbioenergy.com, or by direct dial at (763) 226-2701.

Sincerely,

Richard Peterson
Chief Executive Officer

Fairmont, Nebraska  •  Aberdeen, South Dakota  •  Huron, South Dakota